Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-121804 and 333-145407) pertaining to the 2003 Stock Option Plan, the 2003 Israeli Share Option Plan, the 2001 Stock option Plan, the 1999 Israel Share Option Plan and the 2007 Stock Option Plan of Ness Technologies, Inc. and the APAR Holding Corp. Employee Equity Plan of our report dated November 28, 2008, with respect to the financial statements of Logos, a.s. for the fiscal year ended March 31, 2008, included in this Current Report on Form 8-K/A for the acquisition of Logos a.s. by Ness Technologies, Inc.

Prague, Czech Republic	Ernst & Young Audit s.r.o.
December 17, 2008